UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 2, 2008

Eclipsys Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24539	65-0632092
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Three Ravinia Drive, Atlanta, Georgia		30346
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(404) 847-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed in the Form 8-K of Eclipsys Corporation ("Eclipsys") filed on September 24, 2008, Eclipsys, MediNotes Corporation ("MediNotes"), a subsidiary of Eclipsys formed for purposes of acquiring MediNotes and certain shareholders of MediNotes, entered into an Agreement and Plan of Merger dated September 19, 2008 (as amended, the "Merger Agreement"). Eclipsys completed the acquisition of MediNotes pursuant to the Merger Agreement on October 2, 2008 (the "Closing Date"), at which time MediNotes merged with the Eclipsys acquisition subsidiary, with MediNotes surviving the merger as a wholly owned subsidiary of Eclipsys.

In connection with the transactions contemplated by the Merger Agreement, Eclipsys is obligated to pay a total of approximately $45 million (net of certain closing balance sheet adjustments) in exchange for the acquisition of MediNotes and the cancellation of an agreement pursuant to which certain former stockholders of Bond Technologies, LLC and affiliates were entitled to receive royalty payments from MediNotes on the sales or licensing of certain products, which was entered into in connection with the acquisition by MediNotes of the business of Bond Technologies, LLC and affiliates in February 2008. All of the consideration for the cancellation of the royalty arrangement and 61% of the consideration for the acquisition of MediNotes is payable in the form of Eclipsys common stock, and the balance of the consideration for the acquisition of MediNotes is payable in cash. A price of $21.71 per share was used to determine the number of shares of Eclipsys common stock issuable under the Merger Agreement and for cancellation of the royalty right, which was the average of the closing prices of Eclipsys common stock over a period of 10 consecutive trading days, ending on September 30, 2008.

In connection with the transactions, Eclipsys expects to issue a total of approximately 1,256,903 shares of Eclipsys common stock, including 1,012,236 shares to former MediNotes stockholders promptly after their submission of the applicable documentation to the paying agent for the merger, 117,998 shares as of the Closing Date into an escrow account, and 126,669 shares as of the Closing Date for the cancellation of the royalty rights described above. On the terms set forth in the Merger Agreement, the shares of Eclipsys common stock and cash held in the escrow account will be available to indemnify Eclipsys for any damages it incurs as a result of breaches of the representations and warranties of MediNotes in the Merger Agreement and certain pre-closing MediNotes obligations. Any cash and shares of Eclipsys common stock remaining in the escrow account at the termination of the escrow period will be distributed to the former MediNotes equity holders.

The shares of Eclipsys common stock issued in connection with the transactions were offered and sold without registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. The issuances were exempt from registration because they were private sales made without general solicitation or advertising exclusively to "accredited investors" as defined in Rule 501 of Regulation D. The exemption from registration was based on, among other things, the representations and warranties of the MediNotes stockholders, including their agreement with respect to restrictions on resale, in support of their satisfaction of the conditions contained in Section 4(2) and Regulation D under the Securities Act.

Item 8.01 Other Events.

Eclipsys’ press release announcing the completion of the acquisition of MediNotes is attached as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

Press release dated October 3, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eclipsys Corporation

October 8, 2008	By:	/s/ Robert M. Saman

Name: Robert M. Saman
Title: Assistant General Counsel and Assistant Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated October 3, 2008.